Exhibit 99.1

Press Release

Bio-Rad Reports First Quarter 2019 Financial Results

HERCULES, Calif.-May 8, 2019-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the first quarter ended March 31, 2019.

First-quarter 2019 net sales were $554.0 million, an increase of 0.4 percent compared to $551.5 million reported for the first quarter of 2018. On a currency-neutral basis, quarterly sales increased 4.0 percent compared to the same period in 2018. First-quarter gross margin was 56.3 percent compared to 54.8 percent during the first quarter in 2018.

Life Science segment net sales for the first quarter were $215.7 million, an increase of 9.1 percent compared to the same period in 2018. On a currency-neutral basis, Life Science segment sales increased by 12.0 percent compared to the same quarter in 2018. Currency-neutral sales growth was primarily attributed to sales of cell biology, food safety, Droplet Digital PCR, and process media products. On a geographic view, sales increased across all regions, most notably in the Americas.

Clinical Diagnostics segment net sales for the first quarter were $334.1 million, a decrease of 4.8 percent compared to the same period in 2018. On a currency-neutral basis, net sales were down less than 1.0 percent compared to the same quarter last year. Currency-neutral sales in the first quarter were positively affected by autoimmune and blood typing products. Sales during the first quarter of 2019 increased in the Americas, offset by slower sales in Asia Pacific and parts of Europe.

Net income for the first quarter of 2019 was $865.2 million, or $28.74 per share on a diluted basis versus the first quarter in 2018 in which net income was $656.8 million, or $21.77 per share on a diluted basis. Net income for the first quarters of both 2019 and 2018 were significantly and favorably impacted by the recognition on the income statement of changes in the fair market value of equity securities of $1,059.2 million and $815.9 million, respectively, primarily related to the holdings of our investment in Sartorius AG. In addition, the first quarter of 2019 was favorably impacted by the declaration of $15.7 million of dividends from our investment in Sartorius AG, which have been historically declared in the second quarter of each fiscal year.

The effective tax rate for the first quarter of 2019 was 23.2 percent compared to 24.0 percent during the first three months of 2018.

“We are encouraged by our overall performance for the first quarter, which reflects continued strength in many of our product areas across most geographies,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “Improvements in our core operating performance during the quarter provide us with good momentum as we head into the rest of the year.”

GAAP Results
	Q1 2019	Q1 2018
Revenue (Millions)	$554.0	$551.5
Gross Margin	56.3%	54.8%
Operating Margin	10.2%	7.9%
Net Income (Millions)	$865.2	$656.8
Income per Diluted Share	$28.74	$21.77

Non-GAAP Results
	Q1 2019	Q1 2018
Gross Margin	55.6%	55.7%
Operating Margin	10.5%	9.7%
Net Income (Millions)	$49.6	$35.4
Income per Diluted Share	$1.65	$1.17

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned investments; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the first quarter of 2019 was $49.6 million, or $1.65 per share on a diluted basis, compared to $35.4 million, or $1.17 per share on a diluted basis, during the same period in 2018. The non-GAAP effective tax rate for the first quarter of 2019 was 28.5 percent compared to 27.0 percent for the same period in 2018.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three months ended March 31, 2019 and 2018:

	Three Months Ended March 31,
	2,019	2,018
GAAP net income	$865,195	$656,774
Amortization of purchased intangibles	5,327	6,879
Legal matters	4,440	3,679
Acquisition-related (benefits) costs	(7,758)	(1,618)
Restructuring (benefits) costs	(224)	1,038
Valuation change in equity-owned securities	(1,059,230)	(815,934)
Loss (gain) on equity-method investments	317	—
Other non-recurring items	(759)	(9,208)
Income tax effect on non-GAAP adjustments	242,332	193,751
Non-GAAP net income	$49,640	$35,361

GAAP diluted income per share	$28.74	$21.77
Non-GAAP diluted income per share	$1.65	$1.17

2019 Financial Outlook
For the full year 2019, the company continues to anticipate currency-neutral revenue growth of approximately 4.0 to 4.5 percent and improved profitability with an estimated non-GAAP operating margin of 12.5 to 13.0 percent.

Non-GAAP Reporting
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity owned investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:
Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity owned investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity owned investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.
From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.
There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Management will discuss first quarter ended March 31, 2019 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) May 8, 2019. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 9578218. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at
www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.2 billion in 2018. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, our overall performance in the first quarter reflecting continued strength in many of our product areas across most geographies, improvements in our core operating performance during the first quarter providing us with good momentum as we head into the rest of the year, and for the full year 2019 anticipating currency-neutral revenue growth of approximately 4.0 to 4.5 percent and improved profitability with an estimated non-GAAP operating margin of 12.5 to 13.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "expect," "estimate," "continue," "believe," "will," ”project,” "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, international legal and regulatory risks, global economic conditions, recent and planned changes to our global organizational structure and executive management team, product quality and liability issues, reductions in government funding or capital spending of our customers, our ability to integrate acquired companies, products or technologies into our company successfully, difficulties in implementing our global enterprise resource planning system, supply chain issues, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Bio-Rad Laboratories, Inc.
Ilan Daskal
Executive Vice President and Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Press Contact:
Bio-Rad Laboratories, Inc.
Tina Cuccia, Corporate Communications
510-724-7000
tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$553,979	$551,519
Cost of goods sold	242,217	249,316
Gross profit	311,762	302,203
Selling, general and administrative expense	207,581	209,130
Research and development expense	47,575	49,427
Income from operations	56,606	43,646
Interest expense	5,986	5,782
Foreign currency exchange losses, net	1,280	1,254
Change in fair market value of equity securities	(1,059,230)	(815,934)
Other (income) expense, net	(18,696)	(11,145)
Income before income taxes	1,127,266	863,689
Provision for income taxes	(262,071)	(206,915)
Net income	$865,195	$656,774

Basic earnings per share:
Net income per basic share	$29.03	$22.05
Weighted average common shares - basic	29,801	29,787

Diluted earnings per share:
Net income per diluted share	$28.74	$21.77
Weighted average common shares - diluted	30,104	30,171

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$455,890	$431,526
Short-term investments	408,659	418,830
Accounts receivable, net	391,699	392,443
Inventories, net	590,438	583,815
Other current assets	184,957	196,864
Total current assets	2,031,643	2,023,478

Property, plant and equipment, net	502,952	508,690
Operating lease right-of-use assets	221,597	—
Goodwill, net	230,541	219,770
Purchased intangibles, net	139,382	133,123
Other investments	3,671,912	2,655,709
Other assets	64,887	70,298
Total assets	$6,862,914	$5,611,068

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$239,018	$265,960
Current maturities of long-term debt	1,757	493
Income and other taxes payable	41,967	56,188
Other current liabilities	161,564	128,154
Total current liabilities	444,306	450,795

Long-term debt, net of current maturities	437,606	438,937
Other long-term liabilities	1,117,147	701,005
Total liabilities	1,999,059	1,590,737

Total stockholders’ equity	4,863,855	4,020,331
Total liabilities and stockholders’ equity	$6,862,914	$5,611,068

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Cash received from customers	$550,291	$589,869
Cash paid to suppliers and employees	(507,160)	(543,700)
Interest paid, net	(459)	(378)
Income tax payments, net	(4,567)	(3,245)
Other operating activities	4,838	(2,200)
Net cash provided by operating activities	42,943	40,346
Cash flows from investing activities:
Payments for acquisitions	(16,083)	—
Other investing activities	(6,630)	(18,816)
Net cash used in investing activities	(22,713)	(18,816)
Cash flows from financing activities:
Payments on long-term borrowings	(237)	(87)
Other financing activities	2,398	2,602
Net cash provided by financing activities	2,161	2,515
Effect of foreign exchange rate changes on cash	1,982	(1,383)
Net increase in cash, cash equivalents, and restricted cash	24,373	22,662
Cash, cash equivalents, and restricted cash at beginning of period	434,164	384,983
Cash, cash equivalents, and restricted cash at end of period	$458,537	$407,645

Reconciliation of net income to net cash provided by operating activities:
Net income	$865,195	$656,774
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,904	34,344
Right-of-use asset amortization	10,038	—
Changes in working capital	(7,615)	(25,346)
Other	(857,579)	(625,426)
Net cash provided by operating activities	$42,943	$40,346

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity owned investments; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended
	March 31, 2019	% of revenue	March 31, 2018	% of revenue

GAAP cost of goods sold	$242,217		$249,316
Amortization of purchased intangibles	(3,663)		(4,809)
Acquisition related benefits (costs) (1)	7,403		—
Restructuring benefits (costs)	190		(188)
Non-GAAP cost of goods sold	$246,147		$244,319

GAAP gross profit	$311,762	56.3%	$302,203	54.8%
Amortization of purchased intangibles	3,663		4,809
Acquisition related (benefits) costs (1)	(7,403)		—
Restructuring (benefits) costs	(190)		188
Non-GAAP gross profit	$307,832	55.6%	$307,200	55.7%

GAAP selling, general and administrative expense	$207,581	$209,130
Amortization of purchased intangibles	(1,664)	(2,070)
Legal matters	(4,440)	(3,679)
Acquisition related benefits (costs) (1)	355	2,130
Restructuring benefits (costs)	2	(850)
Non-GAAP selling, general and administrative expense	$201,834	$204,661

GAAP research and development expense	$47,575	$49,427
Acquisition related benefits (costs) (1)	—	(512)
Restructuring benefits (costs)	32	—
Non-GAAP research and development expense	$47,607	$48,915

GAAP income from operations	$56,606	10.2%	$43,646	7.9%
Amortization of purchased intangibles	5,327		6,879
Legal matters	4,440		3,679
Acquisition related (benefits) costs (1)	(7,758)		(1,618)
Restructuring (benefits) costs	(224)		1,038
Non-GAAP income from operations	$58,391	10.5%	$53,624	9.7%

GAAP change in fair market value of equity securities	$(1,059,230)	$(815,934)
Valuation change in equity-owned securities (2)	1,059,230	815,934
Non-GAAP change in fair market value of equity securities	$—	$—

GAAP other (income) expense, net	$(18,696)	$(11,145)
(Loss) gain on equity-method investments	(317)	—
Other non-recurring items (3)	759	9,208
Non-GAAP other (income) expense, net	$(18,254)	$(1,937)

GAAP income before income taxes	$1,127,266	$863,689
Amortization of purchased intangibles	5,327	6,879
Legal matters	4,440	3,679
Acquisition related (benefits) costs (1)	(7,758)	(1,618)
Restructuring (benefits) costs	(224)	1,038
Valuation change in equity-owned securities (2)	(1,059,230)	(815,934)
Loss (gain) on equity-method investments	317	—
Other non-recurring items (3)	(759)	(9,208)
Non-GAAP income before income taxes	$69,379	$48,525

GAAP provision for income taxes	$(262,071)	$(206,915)
Income tax effect of non-GAAP adjustments (4)	242,332	193,751
Non-GAAP provision for income taxes	$(19,739)	$(13,164)

GAAP net income	$865,195	156.2%	$656,774	119.1%
Amortization of purchased intangibles	5,327		6,879
Legal matters	4,440		3,679
Acquisition related (benefits) costs (1)	(7,758)		(1,618)
Restructuring (benefits) costs	(224)		1,038
Valuation change in equity-owned securities (2)	(1,059,230)		(815,934)
Loss (gain) on equity-method investments	317		—
Other non-recurring items (3)	(759)		(9,208)
Income tax effect of non-GAAP adjustments (4)	242,332		193,751
Non-GAAP net income	$49,640	9.0%	$35,361	6.4%

GAAP diluted income per share	$28.74	$21.77
Amortization of purchased intangibles	0.18	0.23
Legal matters	0.15	0.12
Acquisition related (benefits) costs (1)	(0.26)	(0.05)
Restructuring (benefits) costs	(0.01)	0.03
Valuation change in equity-owned securities (2)	(35.19)	(27.04)
Loss (gain) on equity-method investments	0.01	—
Other non-recurring items (3)	(0.03)	(0.31)
Income tax effect of non-GAAP adjustments (4)	8.06	6.42
Non-GAAP diluted income per share	$1.65	$1.17

GAAP diluted weighed average shares used in per share calculation	30,104	30,171
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,104	30,171

(1) Release of contingent consideration and other acquisition-related expense.
(2) Mark-to-market gain on equity-owned securities.
(3) Gain on the sale of a product line (2018 and 2019), and gain on the sale of land (2018).
(4) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2019 Financial Outlook

Forecasted non-GAAP operating margin excludes 90 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.